Exhibit 5.1

December 4, 2020

Contango Oil & Gas Company

717 Texas Avenue, Suite 2900

Houston, Texas 77002

Re:	Contango Oil & Gas Company
Registration Statement on Form S-4
File No. 333-250862

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (File No. 333-250862, the “Registration Statement”), of Contango Oil & Gas Company, a Texas corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the issuance by the Company of up to 25,409,163 shares of the Company’s common stock, par value $0.04 per share (the “Shares”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 25, 2020, by and among the Company, Michael Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, Mid-Con Energy Partners, LP, a Delaware limited partnership (“Mid-Con”), and Mid-Con Energy GP, LLC, a Delaware limited liability company and the general partner, and a wholly-owned subsidiary, of Mid-Con.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Merger Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms, and subject to the satisfaction of the conditions, set forth in the Merger Agreement and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the joint consent statement/information statement/prospectus that forms a part

December 4, 2020

thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP
Gibson, Dunn & Crutcher LLP